Exhibit 23.2
                             Consent of Independent
                             ----------------------
                        Registered Public Accounting Firm
                        ---------------------------------



Provectus Pharmaceuticals, Inc.
Knoxville, Tennessee


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-2 of our report dated March 12, 2004, except for Note 8 which is as of September 29, 2004, relating to the consolidated financial statements of Provectus Pharmaceuticals, Inc. appearing in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 2003. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/  BDO SEIDMAN, LLP
Chicago, Illinois

October 7, 2004